SEWARD & KISSEL LLP
ONE BATTERY PARK PLAZA
NEW YORK, NY 10004

Telephone: (212) 574-1200
Facsimile: (212) 480-8421
www.sewkis.com

April 29, 2008

Prospector Funds, Inc.
370 Church Street
Guilford, Connecticut 06437

Re:	Opinion of Counsel regarding Post-Effective Amendment No. 1 to the Registration Statement filed on Form N-1A under the Securities Act of 1933 (File No. 033-3143669).

Ladies and Gentlemen:

We have acted as counsel for Prospector Funds, Inc., a Maryland corporation (the “Company”), in connection with the registration of the Company as an open-end management investment company under the Investment Company Act of 1940, as amended, and the registration of an indefinite number of shares of Common Stock of the Company, par value $.001 per share, (the “Shares”) under the Securities Act of 1933, as amended (the “Securities Act”).

As counsel for the Company, we have participated in the preparation of Post-Effective Amendment No .1 to the Company’s Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission (the “Commission”) (as so amended, the “Registration Statement”) in which this letter is included as Exhibit (I).  We have examined the Charter and By-laws of the Company, and have relied upon such corporate records of the Company and such other documents and certificates as to factual matters as we have deemed necessary to render the opinion expressed herein.

Based on such examination, we are of the opinion that the Shares of the Company to be offered for sale pursuant to the Registration Statement are, to the extent of the respective number of Shares authorized to be issued by the Company in its Charter, duly authorized and, when sold, issued and paid for as contemplated by the Registration Statement, will have been validly issued and will be fully paid and non-assessable under the laws of the State of Maryland.

We do not express an opinion with respect to any laws other than the laws of Maryland applicable to the due authorization, valid issuance and nonassessability of shares of common stock of corporations formed pursuant the provisions of the Maryland General Corporation Law.  Accordingly, our opinion does not extend to, among other laws, the federal securities laws or the securities or “blue sky” laws of Maryland or any other jurisdiction.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Members of this firm are admitted to the bars of the State of New York and the District of Columbia.

Very truly yours,

/s/ Seward & Kissel LLP

SK 02081 0009 878417